Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Stronghold Digital Mining, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457	(a)	2,798,590 (1)(2)	$4.30 (3)	$12,033,937	0.0001476	$1,776.21
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$12,033,937		$1,776.21
Total Fees Previously Paid									$-
Total Fee Offsets									$-
Net Fee Due									$1,776.21

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Comprised of (i) 2,107,238 shares of Class A common stock that are issuable to the selling stockholder named in the registration statement to which this exhibit is attached (the “selling stockholder”) upon the conversion of shares of the registrant’s Series D Convertible Preferred Stock, par value $0.0001 per share (“Series D preferred stock”), or upon the exercise of pre-funded warrants, exercise price $0.001 per share, that may be issued to the selling stockholder in lieu of shares of Class A common stock upon conversion of shares of Series D preferred stock, and (ii) 691,352 shares of Class A common stock held by the selling stockholder.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Class A common stock as reported on The Nasdaq Global Market on November 30, 2023.